EXHIBIT 99.1

Federated to Call $200 Million in 8.30% Senior Bonds Due July 15, 2026

CINCINNATI--(BUSINESS WIRE)--June 1, 2006--Federated Department Stores, Inc. (NYSE:FD) (NYSE Arca:FD)today announced it has elected to redeem $200 million of principal amount 8.30% senior bonds due July 15, 2026 at a price of 104.15% of the principal amount. The redemption will be effective July 17, 2006.

These bonds were assumed by Federated in conjunction with its acquisition of The May Department Stores Company in August 2005.

The financial impact of this redemption is included in the company's current earnings guidance.

Federated, with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2006 sales expected to be more than $27 billion. Federated operates more than 850 department stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Marshall Field's, Meier & Frank, Robinsons-May, Strawbridge's and The Jones Store. The company also operates macys.com and Bloomingdale's By Mail.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Federated's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, the risk the company will not be able to divest the assets that it intends to divest or that the amounts realized in connection with the divestitures are less than anticipated, the risk that the company is not able to realize cost synergies expected from the merger with May Company or is not able to integrate the May Company as anticipated, prevailing interest rates, competitive pressures from specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, new and established forms of home shopping (including the Internet, mail-order catalogs and television) and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

(NOTE: Additional information on Federated, including past news releases, is available at www.fds.com/pressroom)

CONTACT: Federated Department Stores, Inc.

          Media - Jim Sluzewski, 513-579-7764

           Investor - Susan Robinson, 513-579-7780

SOURCE: Federated Department Stores, Inc.